Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(NASDAQ: OSBC)	July 27, 2011

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Second Quarter 2011 Results

Capital Requirement Exceeded and Asset Quality Improvement Continued

AURORA, Illinois, July 27, 2011 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), parent company of Old Second National Bank (the “Bank”), today announced results of operations for the second quarter of 2011.  The Company reported net income of $1.0 million, compared to a net loss of $23.4 million in the second quarter of 2010.  The Company’s pretax income of $1.0 million for the second quarter of 2011 compared to a $39.2 million pretax loss for the second quarter of 2010.  The Company’s net loss available to common shareholders of $162,000, or $0.01 per share, for the second quarter of 2011, compared to a net loss available to common shareholders of $24.5 million, or $1.75 per diluted share, in the second quarter of 2010.

The Company’s $500,000 provision for loan losses for the second quarter of 2011 compared favorably to the $44.6 million provision in the second quarter of 2010 and the $4.0 million provision in the first quarter of 2011.  The allowance for loan losses was 36.81% of nonperforming loans as of June 30, 2011, compared to 33.33% a year earlier and 37.89% as of March 31, 2011.

“We are very pleased to announce that the capital ratio objectives that we agreed to with the OCC have been exceeded” the Company’s Chairman and CEO, Bill Skoglund said.  “As of June 30, 2011, the Bank’s leverage ratio was 9.10%, up 100 basis points from December 31, 2010, and 35 basis points above the objective the Bank had agreed with the OCC to maintain of 8.75%.  The Bank’s total capital ratio was 12.61%, up 98 basis points from December 31, 2010, and 136 basis points above the objective of 11.25%.”

Mr. Skoglund continued, “Consecutive quarterly declines in nonperforming assets are encouraging.  While uncertainty remains in the broader economy, we have seen signs of stabilization in commercial real estate values in our market area, which we believe will be a key to our continuing improvement.”

2011 Financial Highlights

Earnings

•      Second quarter net income before taxes of $1.0 million compared to a loss of $39.2 million in the same quarter of 2010.

•      Second quarter net loss to common stockholders of $162,000 compared to a loss of $24.5 million in the same quarter of 2010.

•      The tax-equivalent net interest margin was 3.59% during the second quarter of 2011 compared to 3.61% in the same quarter of 2010, but reflected an increase of 17 basis points compared to the first quarter of 2011.

•      Noninterest income of $18.3 million was $777,000 lower in the first half of 2011 than in the first half of 2010 reflecting lower securities gains, mortgage sale revenues and deposit service charges revenues.

•      Noninterest expenses of $49.0 million were $1.3 million lower in the first half of 2011 than in the first half of 2010.

Capital

•      Bank leverage capital ratio increased from 8.10% to 9.10% in the first half of 2011.

•      Bank total capital ratio increased from 11.63% to 12.61% in the first half of 2011.

•      Company leverage ratio increased from 4.74% to 5.10% in the first half of 2011.

•      Company total capital ratio increased from 11.46% to 12.13% in the first half of 2011.

•      Company tangible common equity to tangible assets increased from 0.22% in the first quarter of 2011 to 0.28% in the second quarter of 2011, although this was still a decline from 0.40% at year end 2010.

Asset Quality

•      Nonperforming loans declined $49.5 million during the first six months of 2011 to $179.4 million as of June 30, 2011 from $228.9 million as of December 31, 2010.

•      The provision for loan loss expense decreased to $500,000 for the second quarter ended June 30, 2011, compared to $44.6 million in the same period in 2010 and $4.0 million in the first quarter of 2011.

•      Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $8.4 million at June 30, 2011 from $12.2 million at March 31, 2011, $13.9 million at December 31, 2010 and $35.9 million at June 30, 2010.

Net Interest Income

Net interest income decreased $8.0 million, from $41.0 million in the first half of 2010, to $33.0 million in the first half of 2011.  Average earning assets decreased $390.8 million, or 17.1%, to $1.89 billion from the first half of 2010 to the first half of 2011, as management continued to emphasize asset quality and new loan originations continued to be limited.  The $369.6 million decrease in year to date average loans and loans held-for-sale was primarily due to the general decrease in demand from qualified borrowers in the Bank’s market area, charge-off activity, maturities and payments on performing loans.  Management also continued to reduce securities available for sale in the second quarter of 2011.  At the same time, management reduced deposits that had previously provided funding for those assets by emphasizing relationship banking rather than single service customers.  As a result, average interest bearing liabilities decreased $364.9 million, or 18.3%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.70% in the first half of 2010 to 3.54% in the first half of 2011.  The average tax-equivalent yield on earning assets decreased from 4.96% in the first half of 2010 to 4.69%, or 27 basis points, in the first half of 2011.  The 2011 first half earning asset tax equivalent yield received benefit from collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The first half 2011 earning asset tax equivalent yield would have been 4.62% without this benefit.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 1.52% to 1.41%, or 11 basis points, helping to offset the decrease in yield.  The decrease in average earning assets in 2011 was the main cause of decreased interest income.

Net interest income decreased $3.5 million from $20.0 million in the second quarter of 2010 to $16.5 million in the second quarter of 2011.  The decrease in average earning assets on a quarterly comparative basis was $413.0 million, or 18.2%, from June 30, 2010 to June 30, 2011 due in part to the lack of demand from qualified borrowers as well as charge-off activity in the quarter.  Average interest bearing liabilities decreased $384.3 million, or 19.5%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.61% in the second quarter of 2010 to 3.59% in the second quarter of 2011.  The average tax-equivalent yield on earning assets decreased from 4.83% in the second quarter of 2010 to 4.72% in the second quarter of 2011, or 11 basis points.  The 2011 second quarter earning asset tax equivalent yield received benefit from collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The second quarter 2011 earning asset tax equivalent yield would have been 4.65% without this benefit.  The cost of interest-bearing liabilities also decreased from 1.47% to 1.39%, or 8 basis points, in the same period.  Consistent with the year to date margin trend, the level of nonaccrual loans combined with the repricing of interest bearing assets and liabilities in a lower interest rate environment decreased interest income to a greater degree than it decreased interest expense.

Asset Quality

In the first half of 2011, the Company recorded a $4.5 million provision for loan losses, which included an addition of $500,000 in the second quarter.  In the first half of 2010, the provision for loan losses was $63.8 million, which included an addition of $44.6 million in the second quarter.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans decreased to $179.4 million at June 30, 2011 from $228.9 million at December 31, 2010, and $242.9 million at June 30, 2010.  Charge-offs, net of recoveries, totaled $14.8 million and $47.4 million in the first six months of 2011 and 2010, respectively.  Net charge-offs totaled $7.6 million in the second quarter of 2011 and $30.5 million in the second quarter of 2010.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the distribution of the Company’s remaining nonperforming loans and related specific allocations at June 30, 2011 are included in the table following.

	Three Months Ended		Year to Date
Loan Charge-offs, Gross	June 30,		June 30,
(in thousands)	2011	2010	2011	2010
Real estate-construction
Homebuilder	$1,149	$3,759	$1,654	$10,534
Land	1,583	5,285	3,014	6,094
Commercial speculative	488	2,763	488	6,498
All other	9	3	43	218
Total real estate-construction	3,229	11,810	5,199	23,344
Real estate-residential
Investor	960	7,167	1,086	7,782
Owner occupied	1,198	733	2,054	2,051
Revolving and junior liens	62	170	244	505
Total real estate-residential	2,220	8,070	3,384	10,338
Real estate-commercial, nonfarm
Owner general purpose	577	2,705	3,236	3,211
Owner special purpose	311	1,697	1,632	1,775
Non-owner general purpose	2,760	2,666	2,943	2,862
Non-owner special purpose	101	2,694	862	2,925
Retail properties	1,634	1,128	2,404	3,653
Total real estate-commercial, nonfarm	5,383	10,890	11,077	14,426
Real estate-commercial, farm	—	—	—	—
Commercial and industrial	10	327	155	1,558
Other	150	136	264	233
	$10,992	$31,233	$20,079	$49,899

The distribution of the Company’s nonperforming loans as of June 30, 2011 is included in the chart below (in thousands):

Nonperforming loans as of June 30, 2011

	Nonaccrual Total (1)	90 Days or More Past Due	Restructured Loans (Accruing)	Total Non performing Loans	% Non Performing Loans	Specific Allocation
Real estate-construction	$49,705	$—	$3,175	$52,880	29.5%	$6,548
Real estate-residential:
Investor	14,572	—	475	15,047	8.4%	2,694
Owner occupied	13,827	182	7,593	21,602	12.0%	1,390
Revolving and junior liens	2,477	24	51	2,552	1.4%	262
Real estate-commercial, nonfarm	75,375	—	7,355	82,730	46.1%	7,616
Real estate-commercial, farm	1,073	—	—	1,073	0.6%	—
Commercial and industrial	3,394	92	—	3,486	1.9%	743
Other	2	—	—	2	0.1%	—
	$160,425	$298	$18,649	$179,372	100.0%	$19,253

(1)   Nonaccrual loans included $30.4 million in restructured loans, $8.2 million in real estate construction, $8.7 million in commercial real estate, $7.8 million is in real estate - residential investor, and $5.7 million is in real estate - owner occupied.

Commercial Real Estate

Commercial Real Estate Nonfarm (“CRE”) remained the largest component of nonperforming loans at $82.7 million, or 46.1% of total nonperforming loans.  This compares to $107.0 million and 46.7% at December 31, 2010, and $92.9 million and 38.3% at June 30, 2010.  The class components of the CRE segment at June 30, 2011 were as follows (dollars in thousands):

	Nonaccrual	90 Days or More	Restructured Loans	Total Non performing	% Non Performing	Specific
Real Estate - Commercial Nonfarm	Total	Past Due	(Accruing)	Loans	CRE Loans	Allocation
Owner occupied general purpose	$14,475	$—	$—	$14,475	17.5%	$1,425
Owner occupied special purpose	18,410	—	—	18,410	22.2%	672
Non-owner occupied general purpose	16,824	—	2,671	19,495	23.6%	2,651
Non-owner occupied special purpose	3,935	—	443	4,378	5.3%	723
Retail properties	21,731	—	4,241	25,972	31.4%	2,145
	$75,375	$—	$7,355	$82,730	100.0%	$7,616

Portfolio loans secured by retail property, primarily strip malls, have been experiencing the most financial stress.  This class accounted for 11.2% of all CRE loans and 31.4% of all nonperforming CRE loans at June 30, 2011.  Almost 31.9% of total retail CRE loans are nonperforming, with $26.0 million of credit exposure at June 30, 2011.  Second quarter 2011 charge-offs in the retail segment totaled $1.6 million and management estimated the remaining specific allocation for nonperforming loans of $2.1 million was sufficient coverage for the remaining loss exposure at June 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  Retail properties accounted for 30.4% of the second quarter 2011 charge-offs in CRE.

The owner occupied special purpose category had $203.4 million, representing 28.0% of all CRE loans.  With $18.4 million of these loans nonperforming at June 30, 2011, these loans accounted for 22.2% of total nonperforming CRE.  Special purpose owner occupied credits include loans collateralized by property types such as gas stations, health and fitness centers, golf courses, restaurants, and medical office buildings.  In the second quarter of 2011, the Bank resolved its second largest nonperforming relationship through a sales agreement that netted a large recovery from a prior period charge-off.  Charge-offs in the second quarter of 2011 totaled $311,000 in this loan class and management estimated that the specific allocation of $672,000 was sufficient coverage for the remaining loss exposure at June 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

Non-owner occupied, general purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 23.2% of total CRE loans, and 23.6% of nonperforming CRE loans at the end of the second quarter of 2011.  Second quarter 2011 charge-offs in this category were $2.8 million and management estimated that $2.7 million of specific allocation was sufficient coverage for the remaining loss exposure at June 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

As of June 30, 2011, owner occupied general purpose loans comprised 22.0% of CRE, and 17.5% of nonperforming CRE loans.  Charge-offs totaled $577,000 in the second quarter of 2011, and management estimated that specific allocations of $1.4 million were sufficient coverage for the remaining loss exposure at June 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

Non-owner occupied, special purpose loans represented 15.6% of the CRE portfolio, and 5.3% of nonperforming CRE loans at the end of the second quarter of 2011.  In the second quarter, a charge-off of $101,000 was recorded, and management estimated that a specific allocation of $723,000 was sufficient coverage for the remaining loss exposure at June 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

In addition to the specific allocations detailed above, in the second quarter of 2009 management created a higher risk commercial real estate pool loss factor for certain CRE loans to be directionally consistent with observable trends within the loan portfolio segments and with continued deteriorating market conditions.  These loans typically have a deficiency in cash flow coverage from the property securing the credit, but other supporting factors such as liquidity, guarantor capacity, sufficient global cash flow coverage or cooperation from the borrower is evident to support the credit.  These deficiencies in cash flow coverage are typically attributable to vacancy that is expected to be temporary or reduced operating income from the owner-occupant due to cyclical impacts from the recession.  The pool also includes cases where the property securing the credit has adequate cash flow coverage, but the borrower has other economic stress indicators to warrant heightened risk treatment.  Management estimated a reduction of reserves of $3.7 million in the second quarter of 2011, based upon the amount of loans within this pool at June 30, 2011.  The combination of reduced specific loan loss allocations and decreased general allocation from the high risk pool resulted in a reduction of $6.0 million of estimated loss coverage in the second quarter of 2011.

Construction and Development

At June 30, 2011, nonperforming construction and development (“C & D”) loans totaled $52.9 million, or 29.5% of total nonperforming loans.  This is a decrease of $15.1 million from $68.0 million at December 31, 2010 and a decrease of $47.0 million from $99.9 million at June 30, 2010.  Of the $94.5 million of total C & D loans in the portfolio, 55.9% of all construction loans were nonperforming as of June 30, 2011, as compared to 53.2% at June 30, 2010, and 52.5% at December 31, 2010.  Total C & D charge-offs for the second quarter of 2011 were $3.2 million, as compared to $11.8 million in the second quarter 2010.  Following that charge-off activity, management estimated that specific allocations of $6.5 million were sufficient coverage for the remaining loss exposure in this segment at June 30, 2011.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  The Bank’s loan exposure to credits secured by builder home inventory is down 54.3% from a year ago.

Management closely monitors the performing loans that have been rated as “watch” or “substandard” but accruing.  While some additional adverse migration is still possible, management believes that the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid classification as an impaired credit at June 30, 2011.  As a result, management believes future losses in the construction segment will continue to trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.  While management observed some continuation in the decreasing trend in collateral valuation in this segment, it has also observed that the rate of property valuation decline has generally slowed.

Residential Real Estate

Nonperforming 1-4 family residential mortgages to consumers totaled $21.6 million, or 12.0% of the nonperforming loan total as of June 30, 2011.  This segment totaled $25.5 million in nonperforming loans at December 31, 2010, compared to $25.2 million at June 30, 2010.  While Kendall, Kane and Will counties experienced high rates of foreclosure in both 2011 and 2010, the Bank has experienced relatively stable nonperforming totals.  Of the nonperforming loans in this category, $7.6 million, or 35.1%, are to homeowners enrolled in the Bank’s foreclosure avoidance program and are classified as restructured at June 30, 2011.  The typical concessions granted in these cases were small and temporary rate reductions and a reduced monthly payment with the expectation that these borrowers resume normal performance on their obligations when their earnings situation improves.  The usual profile of these borrowers includes a decrease in household income resulting from a change or loss of employment.  The remaining nonperforming loans in the 1-4 family residential category are in nonaccrual status and most cases are in various stages of foreclosure.  The Bank did not offer subprime mortgage products to its customers and management believes that the deterioration in this segment relates primarily to the high rate of unemployment in our market area.  In addition, a significant portion of these nonperforming loans were supported by private mortgage insurance, and, at June 30, 2011, management estimated that a specific allocation of $1.4 million was adequate loss coverage following the $1.2 million of charge-offs that occurred during the quarter.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  At June 30, 2011, there were no loans that were greater than 90 days past due and were still accruing interest in this portfolio segment.  Additionally, at June 30, 2011, loans 30 to 89 days past due and still accruing totaled $1.3 million, which was an improvement from $5.1 million at December 31, 2010, and $5.0 million at June 30, 2010.

Nonperforming residential investor loans consist of multi-family and 1-4 family properties and totaled $15.0 million, or 8.4% of the nonperforming loans total.  This was a decrease from $22.2 million at December 31, 2010, and a decrease from $20.8 million at June 30, 2010.  Following the second quarter charge-off of $960,000, management estimated that a total specific allocation of $2.7 million would be sufficient loss reserves at June 30, 2011 for the remaining risk in this category.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  Of this amount of nonperforming loans, management believes that the majority of loss exposure relates to loans collateralized by first mortgages on 1-4 family investor loans which totaled $10.9 million of this category at June 30, 2011.  The remaining nonperforming loans in this category relate to multi-family loans and totaled $4.1 million at June 30, 2011.  Management observed the typical profile of the nonperforming multi-family investor was where the property has decreased net operating income, due to both higher vacancy and higher past due collection rates.  Those trends have generally stabilized in the portfolio and many multi-family borrowers were reporting improved cash flow from operations as of June 30, 2011, compared to June 30, 2010.

Other

The remaining nonperforming credits included $3.5 million in commercial and industrial loans, $2.6 million in consumer home equity and second mortgage loans and $1.1 million in farmland and agricultural loans.  At June 30, 2011, management estimated that a total specific allocation of $743,000 on the commercial and industrial portfolio would be sufficient loss coverage for the remaining risk in those nonperforming credits, and that $262,000 was sufficient loss coverage for the consumer home equity and second mortgage loan segment.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  These estimated amounts were following charge-offs in the second quarter of 2011 of $10,000 in commercial and industrial loans, and $62,000 in consumer home equity loans.

Other Troubled Loans

Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $8.4 million at June 30, 2011 from $35.9 million at June 30, 2010 and $13.9 million at December 31, 2010.  At June 30, 2011, loans 30 to 89 days past due consisted of $1.3 million in 1-4 family consumer mortgages, $5.1 million in commercial real estate credits, $368,000 in residential investor credits, $94,000 in construction and development, $641,000 in commercial and industrial loans, $18,000 in consumer installment loans and $849,000 in home equity loans.  Troubled debt restructurings (“TDR”) in accrual status total $18.6 million, which was an increase from $13.9 million on a linked quarter basis.  Accruing TDRs included $7.6 million in consumer mortgages in the foreclosure avoidance program discussed previously, $3.2 million in restructured residential lot inventory loans to builders and land, $475,000 in 1-4 family investor mortgages, $4.2 million in retail properties and $3.1 million in non-owner occupied commercial real estate.

Nonaccrual TDR loans totaled $30.4 million as of June 30, 2011.  These credits, which have not demonstrated a sustained period of financial performance, are primarily due to bankruptcy or continued deterioration in the borrowers financial situation.  Management is pursuing liquidation strategies for many of these loans.  Management estimated the quarterly specific allocation of TDRs in liquidation status on a collateral dependency basis, and believed that specific allocation estimates at June 30, 2011 were sufficient coverage for the remaining loss exposure in this category.  However, there can be no guarantee that actual losses in this category will not exceed such amount.

The coverage ratio of the allowance for loan losses to nonperforming loans was 36.8% as of June 30, 2011, which was an increase from 33.3% as of December 31, 2010.  This increase in this ratio was largely driven by a $49.5 million, or 21.6%, reduction in nonperforming loans.  Management updated the estimated specific allocations in the second quarter after receiving more recent appraisal collateral valuations or information on cash flow trends related to the impaired credits.  The estimated general allocations decreased by $6.6 million from December 31, 2010, as the overall loan balances subject to general factors decreased at June 30, 2011, even though the pooled commercial real estate segment increased and somewhat offset that decline.  Management determined the estimated amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent loss experience.  The C&D portfolio has had diminished adverse migration and the remaining credits are exhibiting more stable credit characteristics.  Management estimates adequate coverage for the remaining risk of loss in the construction portfolio.

Management also created a higher risk pool within commercial real estate loans and assigned a higher qualitative risk factor for those segments of that portfolio in the second quarter of 2009.  Management regularly reviews the performance of that pool and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  Management decreased the quantity of assets subject to this pool factor by 15.5% in the second quarter.  Management decreased the loss factor by 1.5% compared to March 31, 2011, assigned to this pool based on its observations of improvement in some CRE sectors.  Management also observed that many stresses in those credits were generally attributable to cyclical economic events that were showing some signs of stabilization.  Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within loan portfolio segments and in conjunction with market conditions and credit review administration activities.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses decreased from 4.51% of total loans as of December 31, 2010, to 4.31% of total loans at June 30, 2011.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $7.0 million from $75.6 million at December 31, 2010, to $82.6 million at June 30, 2011.  In the second quarter of 2011, management successfully converted collateral securing problem loans to properties ready for disposition in the net amount of $11.1 million.  Additionally $145,000 in development improvements were added to OREO in the second quarter.  Second quarter additions were offset by $10.0 million in dispositions, which generated a net gain on sale of $402,000, and $4.1 million in additional valuation adjustments.  The Bank added 40 properties to OREO during the second quarter, which brought the total OREO holdings to 248 properties.  These OREO properties consisted of different types, including 115 single-family residences, with an estimated realizable market value of $9.4 million, 48 non-farm, nonresidential properties, with an estimated value of $39.4 million, a number of residential and commercial lots with an estimated realizable market value of $20.6 million, and 13 parcels of vacant acreage suitable for either farming or development with an estimated value of $13.2 million.  Details related to the activity in the OREO portfolio for the periods presented are itemized in the following table (in thousands):

	Three Months Ended		Year to Date
	June 30,		June 30,
	2011	2010	2011	2010
Beginning balance	$85,570	$49,855	$75,613	$40,200
Property additions	11,062	8,611	30,513	27,449
Development improvements	145	—	2,167	10
Less:
Property disposals	10,057	5,690	19,180	9,792
Period valuation adjustments	4,109	5,648	6,502	10,739
Other real estate owned	$82,611	$47,128	$82,611	$47,128

When measured as a percentage of other real estate properties owned, the OREO valuation reserve decreased to $21.5 million, which is 20.7% of gross OREO at June 30, 2011.  The valuation reserve represented 22.7% of gross OREO at December 31, 2010.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Noninterest Income

Noninterest income decreased $1.5 million, or 13.4%, to $9.4 million during the second quarter of 2011 compared to $10.8 million during the same period in 2010.  For the first half of 2011, noninterest income decreased by $777,000, or 4.1%, to $18.3 million compared to $19.1 million for the same period in 2010.  Trust income decreased by $137,000, or 7.4%, and by $10,000, or 0.3%, for the second quarter and first half of 2011, respectively.  Service charge income from deposit accounts decreased for both the quarter and year, primarily due to decreases in overdraft fees.  Total mortgage banking income in the second quarter of 2011, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $1.1 million, a decrease of $762,000, or 41.1%, from the second quarter of 2010.  Mortgage banking income for the first half of the year also decreased by $472,000, or 13.9%, from the 2010 level, reflecting lower demand for mortgage loans.

Realized gains on securities totaled $512,000 in the second quarter and $651,000 in the first half of 2011 as compared to $1.8 million in both the second quarter and first half of 2010.  Bank owned life insurance (“BOLI”) income increased $172,000, or 65.6% and $206,000, or 29.8% in the second quarter and first half of 2011, respectively, over the same periods in 2010, as the rates of return increased on the underlying insurance investments.  Debit card interchange income increased for both the second quarter and first half of 2011 as the volume of consumer card activity continued to increase over 2010.  Lease revenue received from OREO properties, which partially offsets OREO expenses included in noninterest expense, increased $515,000 and $517,000 in the second quarter and first half of 2011, respectively, compared to the same periods in 2010, as the number of properties that generated rental income increased.  Net gains on disposition of OREO properties increased by $55,000, to $402,000 in the second quarter of 2011, and by $138,000, to $636,000 in the second quarter and first half of 2011, respectively, as there was also an increase in the number of property disposals in the current year.  Other noninterest income increased $129,000, or 9.7%, for the second quarter and by $290,000, or 11.1%, for the first half of 2011.

Noninterest Expense

Noninterest expense was $24.4 million during the second quarter of 2011, a decrease of $1.1 million, from $25.5 million in the second quarter of 2010.  Noninterest expense totaled $49.0 million during the first half of 2011, a decrease of $1.3 million, or 2.5%, from $50.2 million in the second half of 2010.  The reductions in salaries and benefits expense were $338,000, or 3.8%, and $434,000, or 2.4%, when comparing the second quarter and first half of 2011, respectively, to the same periods in 2010.  These reductions in salaries and benefits expense resulted primarily from a decrease in salary expense related to our workforce reduction and, to a lesser degree, from reductions in commissions related to a lower volume of mortgage loan and brokerage activity offset by increases in employee benefits expense.  The number of full time equivalent employees was 490 in the second quarter of 2011 as compared to 543 at the same time last year.

Occupancy expense increased $73,000, or 5.9%, from the second quarter of 2010 to the second quarter of 2011.  Occupancy expense decreased $107,000, or 3.9%, from the first half of 2010 to the first half of 2011.  Furniture and fixture expenses decreased by $69,000 and $248,000 in the second quarter and first half of 2011, respectively, compared to the same periods of the prior year.

Federal Deposit Insurance Corporation (“FDIC”) costs decreased $414,000, or 27.1%, and $103,000, or 3.5%, for the second quarter and first half of 2011, respectively, as compared to the prior year.  On October 19, 2010, the Board of Directors of the FDIC voted to propose a comprehensive, long-range plan for deposit insurance fund management in response to changes to the FDIC’s authority to manage the Deposit Insurance Fund contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act.  As part of the fund management plan, the Board adopted a new Restoration Plan to ensure that the fund reserve ratio reaches 1.4% percent by September 30, 2020, as required. The new methodology for the assessment calculation changed effective with the second quarter of 2011.  The new assessment applies to an adjusted average asset base rather than insured deposits, which contributed to the lower Bank assessment.  In addition, the lower asset base that has resulted from the overall management strategy also served to lower this expense.

General bank insurance increased $693,000 and $1.4 million for the second quarter and first half of 2011 when compared to the same period in 2010, reflecting increased premiums upon renewal.  Advertising expense decreased by $252,000, or 57.4%, and $275,000, or 39.6%, in the second quarter and first half of 2011, respectively, when compared to the same periods in 2010.  Legal fees increased $374,000 and $758,000 in a quarterly and year to date comparison, and were primarily related to loan workouts.

OREO expense decreased $894,000 in the second quarter and $2.0 million in the first half of 2011 compared to the same periods in 2010.  The decrease for both the quarterly and year to date periods were primarily due to decreases in valuation expense of $1.5 million and $4.2 million, respectively, as property values generally began to stabilize.  This decrease was partially offset by increased expenses incurred in administering OREO property taxes and insurance, which had increases of $370,000 and $1.8 million for the second quarter and first half of 2011, respectively, due to the increase in the number of properties held in 2011.  Other expense decreased $204,000, or 5.7%, from $3.6 million in the second quarter of 2010 to $3.3 million in the same period of 2011.  Other expense decreased $153,000, or 2.3%, from $6.7 million in the first half of 2010 to $6.6 million in the same period of 2011.

Assets

Total assets decreased $142.4 million, or 6.7%, from December 31, 2010, to close at $1.98 billion as of June 30, 2011.  Loans decreased by $159.7 million, or 9.5% to $1.53 billion, as management continued to emphasize capital management and credit quality demand from qualified borrowers remained low.  At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO.  As a result, the latter asset category increased $7.0 million, or 9.3%, for the six months ended June 30, 2011, compared to December 31, 2010.  Available-for-sale securities decreased by $3.0 million for the six months ended June 30, 2011.  At the same time, net cash equivalents increased despite a general balance sheet deleveraging.  The largest changes by loan type included decreases in commercial real estate, real estate construction residential real estate loans and commercial loans of $55.5 million, $35.1 million $37.7 million and $28.6 million, or 6.8%, 27.1%, 6.8% and 19.1%, respectively. Management intends to continue to reduce portfolio concentrations in real estate throughout 2011.

Deposits

Total deposits decreased $139.5 million, or 7.3%, during the six months ended June 30, 2011, to $1.77 billion.  The deposit segments that declined the most in this period were time certificates of deposits, which declined $108.3 million, or 13.6%, followed by NOW and money markets, which in the aggregate decreased $58.6 million, or 9.7%.  At the same time, noninterest bearing demand deposits increased by $12.9 million, or 3.9% and interest bearing savings increased by $14.5 million, or 8.0%.  The decrease in time deposits occurred primarily due to management’s pricing strategy that required customers to have a core deposit relationship with the Bank to receive a higher rate on time deposits.  NOW accounts decreased by $49.7 million, from $304.3 million to $254.5 million, during the six months ended June 30, 2011 and money market accounts decreased $8.8 million from $297.7 million to $288.9 million during the same time period, while savings deposits increased by $14.5 million, or 8.0%.  Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 1.35% in the first half of 2010 to 1.16%, or 19 basis points, in the first half of 2011.  Similarly, the average total cost of interest bearing liabilities decreased 11 basis points from 1.52% in the first half of 2010 to 1.41% in the first half of 2011.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with LaSalle Bank National Association (now Bank of America).  That credit facility began in January 2008 and was originally comprised of a $30.5 million senior debt facility, which included a $30.0 million revolving line that matured on March 31, 2010, and $500,000 in term debt, as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The proceeds of the $45.0 million of subordinated debt were used to finance the 2008 acquisition of Heritage Bank, including transaction costs.  The Company had no principal outstanding balance on the senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at the end of both December 31, 2010 and June 30, 2011.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At June 30, 2011, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, relating to the Senior Debt, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding senior term debt.

The Company decreased its securities sold under repurchase agreements $687,000 or 34.0% during the first half of 2011.  The Company also decreased its other short-term borrowings $8,000, or 0.2%, from December 31, 2010.  This decrease is related to Treasury Tax & Loan (TT&L) deposits.  The Bank is a TT&L depository for the FRB and, as such, accepts TT&L deposits.  The Company is allowed to hold these deposits for the FRB until they are called.

Capital

As of June 30, 2011, total stockholders’ equity was $81.0 million, which was a decrease of $3.0 million, or 3.6%, from $84.0 million as of December 31, 2010.  This decrease was primarily attributable to the net loss from operations in the first quarter of 2011.  As of June 30, 2011, the Company’s regulatory ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage increased to 12.13%, 6.35%, and 5.10%, respectively, compared to 11.46%, 6.09%, and 4.74%, respectively, at December 31, 2010.  The Company, on a consolidated basis, exceeded the minimum ratios to be deemed “adequately capitalized” under regulatory defined capital ratios at June 30, 2011.  The same capital ratios at the Bank were 12.61%, 11.33%, and 9.10%, respectively, at June 30, 2011, compared to 11.63%, 10.34%, and 8.10%, at December 31, 2010.  The Bank’s ratios exceeded the heightened capital ratios that it has agreed to maintain with the OCC pursuant to the Consent Order that it entered into in May 2011, as previously announced.

The Company also agreed to enter into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (the “Reserve Bank”) designed to maintain the financial soundness of the Company.  Key provisions of the Written Agreement include restrictions on the Company’s payment of dividends on its capital stock, restrictions on its taking of dividends or other payments from the Bank that reduce the Bank’s capital, restrictions on subordinated debenture and trust preferred security distributions, restrictions on incurring additional debt or repurchasing stock, capital planning provisions, requirements to submit cash flow projections to the Reserve Bank, requirements to comply with certain notice provisions pertaining to changes in directors or senior management, requirements to comply with regulatory restrictions on indemnification and severance payments, and requirements to submit certain reports to the Reserve Bank.  The Written Agreement also calls for the Company to serve as a source of strength for the Bank, including ensuring that the Bank complies with the Consent Order that it entered into with the OCC in May 2011.

In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets decreased to 0.28% and 0.36%, respectively, at June 30, 2011, compared to 0.30% and 0.63%, respectively, at December 31, 2010.

As previously announced, the Company has elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II.  Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on their trust preferred securities.  The total accumulated interest on the junior subordinated debentures including compounded interest from July 1, 2010 on the deferred payments totaled $4.5 million at June 30, 2011.

The Company has also suspended quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock.  The dividends have been deferred since November 15, 2010, and while in deferral these dividends are compounded quarterly.  The accumulated TARP preferred stock dividends totaled $3.2 million at June 30, 2011.

Under the terms of the subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods without default or penalty, but such amounts will continue to accrue. Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP preferred stock. Under the terms of the TARP preferred stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%. Dividend payments on the TARP preferred stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue and, if the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company’s board of directors. The terms of the TARP preferred stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP preferred stock dividends are in arrears.  Pursuant to the terms of the Written Agreement discussed above, the Company must seek regulatory approval prior to resuming payments on its subordinated debentures and TARP preferred stock

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	As of and for the		As of and for the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Summary Statements of Operations:
Net interest and dividend income	$16,474	$20,015	$33,011	$40,996
Provision for loan losses	500	44,623	4,500	63,843
Noninterest income	9,397	10,848	18,338	19,115
Noninterest expense	24,358	25,479	48,956	50,228
Benefit for income taxes	—	(15,856)	—	(22,023)
Net income (loss)	1,013	(23,383)	(2,107)	(31,937)
Net loss available to common stockholders	(162)	(24,514)	(4,441)	(34,196)

Key Ratios (annualized):
Return on average assets	0.20%	(3.75)%	(0.20)%	(2.56)%
Return to common stockholders on average assets	(0.03)%	(3.93)%	(0.43)%	(2.74)%
Return on average equity	5.13%	(50.80)%	(5.29)%	(33.69)%
Return on average common equity	(7.05)%	(85.32)%	(50.68)%	(56.56)%
Net interest margin (non-GAAP tax equivalent)(1)	3.59%	3.61%	3.54%	3.70%
Efficiency ratio (non-GAAP tax equivalent)(1)	72.67%	62.97%	74.15%	62.01%
Tangible common equity to tangible assets(2)	0.28%	3.58%	0.28%	3.58%
Tier 1 common equity to risk weighted assets(2)	0.36%	1.53%	0.36%	1.53%
Company total capital to risk weighted assets (3)	12.13%	11.43%	12.13%	11.43%
Company tier 1 capital to risk weighted assets (3)	6.35%	7.80%	6.35%	7.80%
Company tier 1 capital to average assets	5.10%	6.37%	5.10%	6.37%
Bank total capital to risk weighted assets (3)	12.61%	10.73%	12.61%	10.73%
Bank tier 1 capital to risk weighted assets (3)	11.33%	9.45%	11.33%	9.45%
Bank tier 1 capital to average assets	9.10%	7.76%	9.10%	7.76%

Per Share Data:
Basic loss per share	$(0.01)	$(1.74)	$(0.31)	$(2.43)
Diluted loss per share	$(0.01)	$(1.75)	$(0.31)	$(2.43)
Dividends declared per share	$0.00	$0.01	$0.00	$0.02
Common book value per share	$0.75	$6.76	$0.75	$6.76
Tangible common book value per share	$0.39	$6.32	$0.39	$6.32
Ending number of shares outstanding	14,034,991	13,911,692	14,034,991	13,911,692
Average number of shares outstanding	14,034,991	13,933,497	14,004,599	13,925,120
Diluted average shares outstanding	14,236,220	13,989,096	14,225,022	14,084,927

End of Period Balances:
Loans	$1,530,406	$1,899,030	$1,530,406	$1,899,030
Deposits	1,769,060	2,151,019	1,769,060	2,151,019
Stockholders’ equity	80,974	163,526	80,974	163,526
Total earning assets	1,767,038	2,225,742	1,767,038	2,225,742
Total assets	1,981,409	2,462,760	1,981,409	2,462,760

Average Balances:
Loans	$1,575,062	$1,940,082	$1,613,294	$1,981,101
Deposits	1,839,091	2,164,273	1,875,644	2,172,570
Stockholders’ equity	79,254	184,608	80,393	191,182
Total earning assets	1,852,442	2,265,463	1,889,985	2,280,831
Total assets	2,048,779	2,498,954	2,085,324	2,514,363

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending June 30, 2011 and 2010, respectively, are presented on page 19.

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 20.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued (unaudited)

In thousands, except share data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Asset Quality
Charge-offs	$10,992	$31,233	$20,079	$49,899
Recoveries	3,382	756	5,289	2,475
Net charge-offs	$7,610	$30,477	$14,790	$47,424
Provision for loan losses	500	44,623	4,500	63,843
Allowance for loan losses to loans	4.31%	4.26%	4.31%	4.26%

	As of		(audited)
	June 30,		December 31,
	2011	2010	2010
Nonaccrual loans(1)	$160,425	$230,238	$212,225
Restructured loans	18,649	11,927	15,637
Loans past due 90 days	298	753	1,013
Nonperforming loans	179,372	242,918	228,875
Other real estate	82,611	47,128	75,613
Receivable from swap terminations	—	2,169	3,520
Nonperforming assets	$261,983	$292,215	$308,008

(1) Includes $30.4 million and $28.0 million in nonaccrual restructured loans at June 30, 2011 and 2010, respectively.

Major Classifications of Loans

	As of		(audited)
	June 30,		December 31,
	2011	2010	2010
Commercial and industrial	$120,945	$187,283	$149,552
Real estate - commercial	765,599	895,618	821,101
Real estate - construction	94,529	187,683	129,601
Real estate - residential	519,907	602,829	557,635
Installment	4,361	5,418	4,949
Overdraft	1,462	700	739
Lease financing receivables	2,260	3,269	2,774
Other	21,733	17,274	24,487
	1,530,796	1,900,074	1,690,838
Unearned origination fees, net	(390)	(1,044)	(709)
	$1,530,406	$1,899,030	$1,690,129

Major Classifications of Deposits

	As of		(audited)
	June 30,		December 31,
	2011	2010	2010
Noninterest bearing	$343,789	$327,599	$330,846
Savings	194,623	196,070	180,127
NOW accounts	254,543	425,801	304,287
Money market accounts	288,861	369,254	297,702
Certificates of deposits of less than $100,000	436,114	499,581	491,234
Certificates of deposits of $100,000 or more	251,130	332,714	304,332
	$1,769,060	$2,151,019	$1,908,528

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2011	2010
Assets
Cash and due from banks	$36,088	$28,584
Interest bearing deposits with financial institutions	69,696	69,492
Federal funds sold	—	682
Cash and cash equivalents	105,784	98,758
Securities available-for-sale	145,613	148,647
Federal Home Loan Bank and Federal Reserve Bank stock	14,050	13,691
Loans held-for-sale	7,273	10,655
Loans	1,530,406	1,690,129
Less: allowance for loan losses	66,018	76,308
Net loans	1,464,388	1,613,821
Premises and equipment, net	52,692	54,640
Other real estate owned, net	82,611	75,613
Mortgage servicing rights, net	4,018	3,897
Core deposit and other intangible asset, net	5,090	5,525
Bank-owned life insurance (BOLI)	51,863	50,966
Other assets	48,027	47,708
Total assets	$1,981,409	$2,123,921

Liabilities
Deposits:
Noninterest bearing demand	$343,789	$330,846
Interest bearing:
Savings, NOW, and money market	738,027	782,116
Time	687,244	795,566
Total deposits	1,769,060	1,908,528
Securities sold under repurchase agreements	1,331	2,018
Other short-term borrowings	4,133	4,141
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	22,033	21,398
Total liabilities	1,900,435	2,039,963

Stockholders’ Equity
Preferred stock	70,385	69,921
Common stock	18,628	18,467
Additional paid-in capital	65,539	65,209
Retained earnings	23,894	28,335
Accumulated other comprehensive loss	(2,579)	(3,130)
Treasury stock	(94,893)	(94,844)
Total stockholders’ equity	80,974	83,958
Total liabilities and stockholders’ equity	$1,981,409	$2,123,921

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	June 30,		June 30,
	2011	2010	2011	2010
Interest and Dividend Income
Loans, including fees	$20,749	$25,138	$41,965	$51,770
Loans held-for-sale	75	108	126	180
Securities, taxable	885	1,215	1,763	2,453
Securities, tax exempt	127	689	269	1,434
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	74	62	143	118
Federal funds sold	1	1	1	1
Interest bearing deposits with financial institutions	69	44	139	60
Total interest and dividend income	21,980	27,257	44,406	56,016
Interest Expense
Savings, NOW, and money market deposits	372	1,200	948	2,585
Time deposits	3,791	4,750	7,784	9,847
Securities sold under repurchase agreements	—	13	—	23
Other short-term borrowings	—	—	—	18
Junior subordinated debentures	1,133	1,072	2,246	2,144
Subordinated debt	206	203	409	398
Notes payable and other borrowings	4	4	8	5
Total interest expense	5,506	7,242	11,395	15,020
Net interest and dividend income	16,474	20,015	33,011	40,996
Provision for loan losses	500	44,623	4,500	63,843
Net interest and dividend income (expense) after provision for loan losses	15,974	(24,608)	28,511	(22,847)
Noninterest Income
Trust income	1,715	1,852	3,499	3,509
Service charges on deposits	2,047	2,286	3,864	4,304
Secondary mortgage fees	236	338	463	561
Mortgage servicing (loss) income, net of changes in fair value	(263)	(642)	107	(554)
Net gain on sales of mortgage loans	1,117	2,156	2,353	3,388
Securities gains, net	512	1,756	651	1,754
Increase in cash surrender value of bank-owned life insurance	434	262	897	691
Debit card interchange income	784	724	1,484	1,387
Lease revenue from other real estate owned	957	442	1,477	960
Net gain on sales of other real estate owned	402	347	636	498
Other income	1,456	1,327	2,907	2,617
Total noninterest income	9,397	10,848	18,338	19,115
Noninterest Expense
Salaries and employee benefits	8,580	8,918	17,509	17,943
Occupancy expense, net	1,310	1,237	2,655	2,762
Furniture and equipment expense	1,475	1,544	2,935	3,183
FDIC insurance	1,113	1,527	2,852	2,955
General bank insurance	826	133	1,651	273
Amortization of core deposit and other intangible asset	206	283	435	565
Advertising expense	187	439	420	695
Debit card interchange expense	324	337	697	647
Legal fees	1,040	666	1,983	1,225
Other real estate expense	5,951	6,845	11,265	13,273
Other expense	3,346	3,550	6,554	6,707
Total noninterest expense	24,358	25,479	48,956	50,228
Income (Loss) before income taxes	1,013	(39,239)	(2,107)	(53,960)
Benefit for income taxes	—	(15,856)	—	(22,023)
Net income (loss)	$1,013	$(23,383)	$(2,107)	$(31,937)
Preferred stock dividends and accretion	1,175	1,131	2,334	2,259
Net loss available to common stockholders	$(162)	$(24,514)	$(4,441)	$(34,196)

Basic loss per share	$(0.01)	$(1.74)	$(0.31)	$(2.43)
Diluted loss per share	(0.01)	(1.75)	(0.31)	(2.43)
Dividends declared per share	—	0.01	—	0.02

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended June 30, 2011 and 2010

(Dollar amounts in thousands - unaudited)

	2011			2010
	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Interest bearing deposits	$112,817	$69	0.24%	$75,028	$44	0.23%
Federal funds sold	689	1	0.57	2,030	1	0.19
Securities:
Taxable	130,853	885	2.71	157,117	1,215	3.09
Non-taxable (tax equivalent)	12,974	195	6.01	69,297	1,060	6.12
Total securities	143,827	1,080	3.00	226,414	2,275	4.02
Dividends from FRB and FHLB stock	14,050	74	2.11	13,435	62	1.85
Loans and loans held-for-sale (1)	1,581,059	20,845	5.22	1,948,556	25,259	5.13
Total interest earning assets	1,852,442	22,069	4.72	2,265,463	27,641	4.83
Cash and due from banks	34,953	—	—	37,948	—	—
Allowance for loan losses	(75,276)	—	—	(72,378)	—	—
Other noninterest bearing assets	236,660	—	—	267,921	—	—
Total assets	$2,048,779			$2,498,954

Liabilities and Stockholders’ Equity
NOW accounts	$263,919	$113	0.17%	$419,033	$348	0.33%
Money market accounts	298,090	187	0.25	387,709	651	0.67
Savings accounts	195,547	72	0.15	196,747	201	0.41
Time deposits	724,453	3,791	2.10	841,523	4,750	2.26
Interest bearing deposits	1,482,009	4,163	1.13	1,845,012	5,950	1.29
Securities sold under repurchase agreements	2,046	—	—	22,692	13	0.23
Other short-term borrowings	2,802	—	—	3,454	—	—
Junior subordinated debentures	58,378	1,133	7.76	58,378	1,072	7.35
Subordinated debt	45,000	206	1.81	45,000	203	1.78
Notes payable and other borrowings	500	4	3.16	500	4	3.16
Total interest bearing liabilities	1,590,735	5,506	1.39	1,975,036	7,242	1.47
Noninterest bearing deposits	357,082	—	—	319,261	—	—
Other liabilities	21,708	—	—	20,049	—	—
Stockholders’ equity	79,254	—	—	184,608	—	—
Total liabilities and stockholders’ equity	$2,048,779			$2,498,954
Net interest income (tax equivalent)		$16,563			$20,399
Net interest income (tax equivalent) to total earning assets			3.59%			3.61%
Interest bearing liabilities to earning assets	85.87%			87.18%

(1)          Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 19 and includes fees of $705,000 and $622,000 for the second quarter of 2011 and 2010, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Six Months ended June 30,  2011 and 2010

(Dollar amounts in thousands - unaudited)

	2011			2010
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$112,958	$139	0.24%	$52,912	$60	0.23%
Federal funds sold	1,075	1	0.19	1,737	1	0.11
Securities:
Taxable	129,521	1,763	2.72	152,469	2,453	3.22
Non-taxable (tax equivalent)	13,970	414	5.93	72,255	2,206	6.11
Total securities	143,491	2,177	3.03	224,724	4,659	4.15
Dividends from FRB and FHLB stock	13,875	143	2.06	13,240	118	1.78
Loans and loans held-for-sale (1)	1,618,586	42,125	5.18	1,988,218	52,003	5.20
Total interest earning assets	1,889,985	44,585	4.69	2,280,831	56,841	4.96
Cash and due from banks	34,917	—	—	37,411	—	—
Allowance for loan losses	(77,034)	—	—	(69,955)	—	—
Other noninterest bearing assets	237,456	—	—	266,076	—	—
Total assets	$2,085,324			$2,514,363

Liabilities and Stockholders’ Equity
NOW accounts	$267,983	$252	0.19%	$414,584	$694	0.34%
Money market accounts	303,647	506	0.34	390,251	1,467	0.76
Savings accounts	190,234	190	0.20	190,076	424	0.45
Time deposits	755,025	7,784	2.08	863,537	9,847	2.30
Interest bearing deposits	1,516,889	8,732	1.16	1,858,448	12,432	1.35
Securities sold under repurchase agreements	1,901	—	—	21,222	23	0.22
Other short-term borrowings	2,918	—	—	6,962	18	0.51
Junior subordinated debentures	58,378	2,246	7.69	58,378	2,144	7.35
Subordinated debt	45,000	409	1.81	45,000	398	1.76
Notes payable and other borrowings	500	8	3.18	500	5	1.99
Total interest bearing liabilities	1,625,586	11,395	1.41	1,990,510	15,020	1.52
Noninterest bearing deposits	358,755	—	—	314,122	—	—
Other liabilities	20,590	—	—	18,549	—	—
Stockholders’ equity	80,393	—	—	191,182	—	—
Total liabilities and stockholders’ equity	$2,085,324			$2,514,363
Net interest income (tax equivalent)		$33,190			$41,821
Net interest income (tax equivalent) to total earning assets			3.54%			3.70%
Interest bearing liabilities to earning assets	86.01%			87.27%

(1)   Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 19 and includes fees of $1.2 million and $1.3 million for the first six months of 2011 and 2010, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	June 30,		June 30,
	2011	2010	2011	2010
Net Interest Margin
Interest income (GAAP)	$21,980	$27,257	$44,406	$56,016
Taxable equivalent adjustment:
Loans	21	13	34	53
Securities	68	371	145	772
Interest income (TE)	22,069	27,641	44,585	56,841
Interest expense (GAAP)	5,506	7,242	11,395	15,020
Net interest income (TE)	$16,563	$20,399	$33,190	$41,821
Net interest income (GAAP)	$16,474	$20,015	$33,011	$40,996
Average interest earning assets	$1,852,442	$2,265,463	$1,889,985	$2,280,831
Net interest margin (GAAP)	3.57%	3.54%	3.52%	3.62%
Net interest margin (TE)	3.59%	3.61%	3.54%	3.70%

Efficiency Ratio
Noninterest expense	$24,358	$25,479	$48,956	$50,228
Less amortization of core deposit and other intangible asset	206	283	435	565
Less other real estate expense	5,951	6,845	11,265	13,273
Adjusted noninterest expense	18,201	18,351	37,256	36,390
Net interest income (GAAP)	16,474	20,015	33,011	40,996
Taxable-equivalent adjustment:
Loans	21	13	34	53
Securities	68	371	145	772
Net interest income (TE)	16,563	20,399	33,190	41,821
Noninterest income	9,397	10,848	18,338	19,115
Less securities gain (loss), net	512	1,756	651	1,754
Less gain on sale of OREO	402	347	636	498
Adjusted noninterest income, plus net interest income (TE)	25,046	29,144	50,241	58,684
Efficiency ratio	72.67%	62.97%	74.15%	62.01%

	(unaudited)		(unaudited)
	As of June 30,		December 31,
	2011	2010	2010
	(dollars in thousands)
Tier 1 capital
Total stockholders’ equity	$80,974	$163,526	$83,958
Tier 1 adjustments:
Trust preferred securities	27,851	55,141	29,029
Cumulative other comprehensive loss	2,579	1,898	3,130
Disallowed intangible assets	(5,090)	(6,089)	(5,525)
Disallowed deferred tax assets	(1,805)	(59,351)	(2,064)
Other	(402)	(234)	(390)
Tier 1 capital	$104,107	$154,891	$108,138

Total capital
Tier 1 capital	$104,107	$154,891	$108,138
Tier 2 additions:
Allowable portion of allowance for loan losses	21,059	25,508	22,875
Additional trust preferred securities disallowed for tier 1 captial	28,774	—	27,596
Subordinated debt	45,000	45,000	45,000
Other Tier 2 capital components	(7)	1,476	(7)
Total capital	$198,933	$226,875	$203,602

Tangible common equity
Total stockholders’ equity	$80,974	$163,526	$83,958
Less: Preferred equity	70,385	69,473	69,921
Intangible assets	5,090	6,089	5,525
Tangible common equity	$5,499	$87,964	$8,512

Tier 1 common equity
Tangible common equity	$5,499	$87,964	$8,512
Tier 1 adjustments:
Cumulative other comprehensive loss	2,579	1,898	3,130
Other	(2,207)	(59,585)	(2,454)
Tier 1 common equity	$5,871	$30,277	$9,188

Tangible assets
Total assets	$1,981,409	$2,462,760	$2,123,921
Less:
Intangible assets	5,090	6,089	5,525
Tangible assets	$1,976,319	$2,456,671	$2,118,396

Total risk-weighted assets
On balance sheet	$1,590,575	$1,906,293	$1,723,519
Off balance sheet	49,219	78,889	53,051
Total risk-weighted assets	$1,639,794	$1,985,182	$1,776,570

Average assets
Total quarterly average assets	$2,041,482	$2,433,280	$2,281,579